Exhibit 19.1

Bar Harbor Bankshares and Subsidiaries Insider Trading in Securities Policy

Approved by the Board of Directors July 16, 2024

Bar Harbor Bankshares and Subsidiaries Insider Trading in Securities Policy

Table of Contents

Section 1.00 - Background	3

Section 2.00 - Definitions	4

Section 3.00 - Penalties for violation of the insider trading laws	5

•Section 3.01 - Civil and Criminal Penalties	5
•Section 3.02 - Controlling Person Liability	5
•Section 3.03 - Company Sanctions	5

Section 4.00 - Statement of Policy	5

•Section 4.01 - No Trading on Material Non-Public Information	5
•Section 4.02 - No Tipping	6
•Section 4.03 - No Exception for Hardship	6
•Section 4.04 - Exceptions to this Policy	6
•Section 4.05 - Black-Out and Pre-Clearance Procedures	8

Section 5.00 - Pre-Approval & Reporting Requirements for Designated Officers & Directors	10

Section 6.00 - Additional Guidance and Restrictions	11

•Section 6.01 - Short Swing Profit Recapture	11
•Section 6.02 - Stock Option Exercises	11
•Section 6.03 - 401(k) Plan	11
•Section 6.04 - Hedging and Other Speculative Transactions	12
•Section 6.05 - Margin Accounts and Pledged Securities	12
•Section 6.06 - Confidentiality	13
•Section 6.07 - Special Risks for the Company	14
•Section 6.08 - Open Orders with Brokers	14
•Section 6.09 - Questions Regarding this Policy	14
•Section 6.10 - Former Employees	15
•Section 6.11 - Distribution	15

Bar Harbor Bankshares and Subsidiaries Insider Trading in Securities Policy

Section 1.00 - Background

This Insider Trading in Securities Policy (this “Policy”) sets forth the policies and procedures that all employees, officers, directors, contractors and consultants (each, an “Insider”) of Bar Harbor Bankshares (the “Company”) and its subsidiaries must follow in conjunction with the purchase, sale, disposition of a gift (defined as the transfer of securities for nothing or less than fair market value in return), or other transfer (collectively, “trade”) of Company Securities (as defined below), as well as the securities of other public companies with which the Company has a business relationship. This Policy applies to you, as an Insider and your “immediate family members,” who include a spouse, a child, a child away at college, a stepchild, a grandchild, parents, stepparents, grandparents, siblings, in-laws, other relatives living in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities or other entities you may influence or control (such as an entity that you may influence or control the investment decisions of that entity, like whether to trade Company Securities). This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Chief Financial Officer at 207-288-9343 (internal extension 12213) or the Corporate Secretary at 207-288-2637 (internal extension 12226).

A “Company Security” means including, but not limited to, the Company’s common stock, options, and any other securities that the Company may issue, such as preferred stock, warrants, notes, bonds, convertible securities, and derivative securities relating to any of the Company’s stock, whether or not issued by the Company, such as exchange-traded put or call options and swaps.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about the company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material non-public information (“Material Non-Public Information”) from disclosing this information to others who may trade in such company’s securities or otherwise recommending the purchase or sale of such company’s securities on the basis of such Material Non-Public Information. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission

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(“SEC”) and the NYSE American LLC investigate and are very effective at detecting insider trading. The SEC, together with U.S. Department of Justice, pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Section 2.00 - Definitions

“Designated Officers and Directors” is defined for the purposes of this Policy as the following:

•	All Directors
•	Chief Executive Officer
•	Subsidiary Presidents
•	Executive Vice Presidents
•	All members of the Senior Executive Team
•	All direct reports of the CEO
•	Designated members of the Disclosure, Controls, and Procedures Committee presently including, but not limited to, the Vice President-Director of Audit and the Senior Vice President - Enterprise Risk
•	All employees of the Finance Department
•	Corporate Secretary
•	Any other Insiders who are notified in writing by the Corporate Secretary from time to time that they are subject to the provisions of this Policy relating to Designated Officers and Directors

As set forth in more detail in Section 4.00 below, this Policy applies to an Insider’s activities when the Insider is aware or otherwise in possession of Material Non-Public Information relating to the Company or to any other public company with which the Company has a business relationship.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Some examples include, but are not limited to, dividends, stock dividends or stock splits not yet publicly announced, a potential business acquisition, internal financial information which departs in any way from what the market would expect, important product or service developments, the acquisition or loss of a major customer, or an important financing transaction. The foregoing is merely illustrative, and not intended to be a comprehensive list of all information, which might be characterized as “material.”

Information is considered non-public if it is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as a

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release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by an SEC filing) and the investing public has had time to absorb the information thoroughly. As a general rule, information is considered non-public until the second full trading day after the information is released.

If you are unsure whether information is material and/or non-public, you should either consult with the Company’s Chief Executive Officer, Chief Financial Officer, or the Corporate Secretary before disclosing such information to any third party or trading in Company Securities (or securities of any other public company to which such information relates) or assume that the information is Material Non-Public Information.

Section 3.00 - Penalties for violation of the insider trading laws

Section 3.01 - Civil and Criminal Penalties

Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided. In addition to these potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages.

Section 3.02 - Controlling Person Liability

If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Section 3.03 - Company Sanctions

Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

Section 4.00 - Statement of Policy

Section 4.01 - No Trading on Material Non-Public Information

You may not trade in Company Securities, directly or through immediate family members or other persons or entities, if you are aware or otherwise in possession of Material Non-Public Information relating to the Company. Similarly, you may not trade in the securities of any other

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public company if you are aware or otherwise in possession of Material Non-Public Information relating to such company which you obtained in the course of your Insider relationship with the Company.

Section 4.02 - No Tipping

You may not pass Material Non-Public Information relating to the Company or to any other public company with which the Company has a business relationship on to others or recommend to anyone the purchase or sale of any Company Securities or securities of any such other public company when you are aware of such Material Non-Public Information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you do not gain any benefit from another’s trading.

Section 4.03 - No Exception for Hardship

The existence of a personal financial emergency or any other exigent circumstance does not excuse you from compliance with this Policy.

Section 4.04 - Exceptions to this Policy

This Policy does not apply to the following transactions (collectively, the “Exempted Transactions”), except as specifically noted:

Employee Stock Purchase Plan. Purchases of Company Securities through periodic, automatic payroll contributions to an employee stock purchase plan (an “ESPP”) established by the Company are exempt from this Policy. However, electing to enroll in an ESPP, making any changes in your elections under an ESPP, and selling any Company Security acquired under an ESPP are subject to trading restrictions under this Policy.

Stock Options. This Policy does not apply to the exercise of stock options granted under the Company’s equity incentive plans when exercised (i) for cash or (ii) through net settlement procedures in which the optionee pays for the options exercise by giving shares back to the Company sufficient to compensate the Company for the exercise price at the shares’ then current market value. In addition, this Policy does not apply to the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the exercise of stock options. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections you may make under

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the 401(k) plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to a Company Securities fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of a Company Securities fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to a Company stock fund.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock. This Policy does apply, however, to any market sale of stock in connection with the vesting of restricted stock.

Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”). This Policy does not apply to the vesting of RSUs or PSUs, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any RSU or PSU. This Policy does apply, however, to any market sale of stock in connection with the vesting of RSUs or PSUs.

Other Similar Transactions. Any other purchases of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

These trading restrictions do not apply to (i) the Exempted Transactions or (ii) transactions executed under a pre-existing written contract, instruction or plan under Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that meets the requirements set forth in this Policy (a “Rule 10b5-1 Plan”).

Rule 10b5-1 provides a defense from insider trading liability under Rule 10b-5 of the Exchange Act. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 and the requirements set forth in this Policy. If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1 and otherwise complies with this Policy, transactions in Company Securities may occur even when the person who has entered into the Rule 10b5-1 Plan is aware of Material Non-Public Information.

To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Company’s Board of Directors (the “Board”), communicated to the Company’s Financial Reporting Unit (comprised of the SVP Controller, VP, Assistant Controller, and VP, SEC Manager) and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans” attached hereto as Exhibit A. In general, a Rule 10b5-1 Plan must be entered into at a time when the

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person entering into such plan is not aware of Material Non-Public Information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Rule 10b5-1 Plan must include a cooling-off period before trading can commence after adoption or modification of such plan that, for directors or officers, ends on the later of 90 days after the adoption or modification of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption or modification of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions).

Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any Material Non-Public Information about the Company or Company Securities; and (ii) they are adopting such plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5 of the Exchange Act. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval five trading days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Section 4.05 - Black-Out and Pre-Clearance Procedures

In addition to insider trading restrictions generally applicable to all Insiders, the Board has approved the following additional restrictions applicable to all Designated Officers and Directors (and their immediate family members). Designated Officers and Directors (and their immediate family members) are restricted by black-out periods during which generally no trading of Company Securities may occur. However, exceptions may apply in limited circumstances and examples, such as an ongoing dividend reinvestment plan, are listed further in this section.

The Company’s pre-established black-out period begins on the Friday before the Board meeting of the third month of each quarter, and ends after the second (2nd) full trading day following the release of the Company’s earnings for that quarter. Designated Officers and Directors in the normal course of doing business are expected to come into possession of Material Non-Public Information relating to the Company such as quarterly and annual earnings projections and other confidential material not yet disclosed to the public. These pre-determined “black-out” periods

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have been established to protect Designated Officers and Directors from inappropriately trading in Company Securities.

From time to time, other types of Material Non-Public Information relating to the Company, such as negotiation of mergers, acquisitions, or dispositions, internal investigations, or other significant events, may be pending and may not be publicly disclosed. While such Material Non-Public Information is pending, the Company may impose special black-out periods during which Designated Officers and Directors (and such other Insiders as the Company may determine) are prohibited from trading in Company Securities (and securities of such other public companies as the Company may determine). If the Company imposes a special black-out period, it will notify the affected Insiders.

Designated Officers and Directors are further restricted during any black-out periods from:

•	Making an election to increase or decrease the percentage of periodic contributions allocated to the Company stock fund under the Company 401(k) Plan
•	Making an investment re-allocation transfer of an existing account balance in or out of the Company stock funds
•	Borrowing money against or receiving a distribution from the Company stock fund balance
•	Pre-paying a 401(k) Plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund
•	Broker-assisted cashless option exercises
•	Stock-for-stock option exercises
•	Net stock option exercises
•	Cash option exercises
•	Share withholding on option exercises
•	Pledges
•	Disposing of gifts
•	Transactions in 401(k) plans
•	Changes in ESPP contribution rates

The only allowable exceptions for trading in Company Securities during any black-out periods are:

•	Under a pre-approved payroll deferral arrangement into the Company 401(k) Plan
•	An on-going dividend re-investment plan established with a designated broker
•

Cash exercise of vested options granted under the Company’s Equity Incentive Plan (the “Equity Incentive Plan”) (however, any subsequent sale of the acquired securities may not occur during an established black-out period (either outright or in connection with a “cashless” exercise transaction through a broker))

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•

Transactions under a pre-existing 10b5-1 Plan per Section 4.04 that has been properly approved by the Company. No Insider may enter into a 10b5-1 Plan at a time when such Insider is aware or otherwise in possession of Material Non-Public Information relating to the Company. Without limiting the foregoing, no Designated Officer or Director may enter into a 10b5-1 Plan during any black-out period.

Section 5.00 - Pre-Approval & Reporting Requirements for Designated Officers & Directors

Regardless of whether the Company is in a black out period, all trades of Company Securities by Designated Officers and Directors (and those of their immediate family members), whether effected through a public securities market or a private transaction, must be pre-approved by contacting the Company’s Chief Executive Officer, Chief Financial Officer, or Corporate Secretary. When a written request for pre-approval is made, the requestor should summarize the details of the proposed transaction and confirm in the request that the requestor (i) has reviewed this Policy and (ii) is not aware of any Material Non-Public Information concerning the Company. Any two of the Company’s Chief Executive Officer, Chief Financial Officer, and/or Corporate Secretary will consult and determine whether to grant pre-approval. If there is any question to the propriety of the timing of a transaction, the Company’s legal counsel may be consulted.

If a request for pre-approval is not granted, then the requestor should refrain from initiating any transaction in Company Securities and should not inform any other person of the denial. If pre-approval is granted, the requestor may make the trade at any time within, but not after, four trading days of receipt of pre-approval. If the requestor becomes aware of Material Non-Public Information concerning the Company before the trade is executed, the preclearance shall be void and the trade must not be completed. If subject to Section 16 of the Exchange Act, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if necessary. The requestor should also be prepared to comply with Rule 144 of the Securities Act of 1933, as amended, and file Form 144, if necessary, at the time of any sale.

Trade details should be reported to the Company’s Financial Reporting Unit (comprised of the SVP Controller, VP, Assistant Controller, and VP, SEC Manager) within one trading day of completion to ensure timely and accurate SEC filings, if applicable, are executed. Although the Company will file required SEC forms on behalf of a Designated Officer or Director, the responsibility for ensuring the forms are accurate and provided to the Company in a timely manner rests with the Designated Officer or Director.

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Section 6.00 - Additional Guidance and Restrictions

Section 6.01 - Short Swing Profit Recapture

There are special provisions of the federal securities law regarding so-called “short swing profits” which may apply to Designated Officers and Directors subject to Section 16 of the Exchange Act. In general, the short swing profit rules provide that any profit realized on a purchase and sale of stock within a six-month period is recoverable by the Company. It does not matter whether the purchase or sale occurred first. Short swing profit rules also are applicable to short sales, in which Company Securities are not owned by the Insider at the time of the sale. Liability does not depend upon actual use, or even possession, of inside information by the Insider. Compliance with the short swing profit rules is a personal obligation of the person subject to Section 16 of the Exchange Act. Compliance requires a great deal of advance planning. Persons covered by the rules also must be certain that reports as to their initial stock ownership (Form 3), changes in ownership (Form 4), and annual reports of ownership (Form 5) are accurate and filed in a timely manner with the SEC. The Company’s Chief Financial Officer or Corporate Secretary will answer any questions as to whether the short swing profit rules apply to an individual.

Section 6.02 - Stock Option Exercises

This Policy’s trading restrictions generally do not apply to the cash exercise of a stock option granted under the Equity Incentive Plan. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Section 6.03 - 401(k) Plan

This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to a Company Securities fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of a Company Securities fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to a Company stock fund.

401(k) Plan investments have been locked for Designated Officers and Directors. If an investment change is contemplated, the plan participant should contact the Corporate Secretary. The Corporate Secretary will confer and obtain approval for the appropriateness of a trade or reallocation from the Company’s Chief Executive Officer or Chief Financial Officer. Any

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question concerning the appropriate timeliness of a transaction may be referred to the Company’s legal counsel. The Corporate Secretary will email the 401(k) Plan record keeper with an approval email and copy the Company’s Senior Vice President- Chief Human Resource Officer and the other approving officers requesting the designated individual’s account be open for trading for a pre-determined, but limited, amount of time.

Section 6.04 - Hedging and Other Speculative Transactions

The Company considers it inappropriate for Insiders to engage in speculative transactions in Company Securities or in certain other transactions in Company Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. These transactions can be accomplished through a number of possible mechanisms that permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without full risk and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore Insiders are prohibited from engaging in any of the following transactions with respect to Company Securities:

•	short sales;
•	buying or selling Company options, including puts or calls;
•	holding Company Securities in margin accounts or pledging Company Securities as collateral, except as expressly provided in Section 6.05;
•

hedging transactions, including through the use of financial instruments such as prepaid variable forward equity swaps, collars, and exchanges of funds and including with respect to any 10b5-1 Plan (as defined below); or

•	placing open orders with a broker to buy or sell Company Securities that have a duration in excess of two business days (other than when such orders are made pursuant to a 10b5-1 Plan).

In addition, from time to time, the Company may determine that other types of transactions by Insiders in Company Securities shall be prohibited or shall be permitted only with the prior written consent of the Corporate Secretary.

Section 6.05 - Margin Accounts and Pledged Securities

No Insider may pledge any Company Securities that such Insider directly or indirectly owns and controls as collateral for a loan, except for shares that were already pledged as of March 18, 2014 (“Grandfathered Shares”). Such Grandfathered Shares may continue to be pledged until released pursuant to the relevant pledge arrangements. Notwithstanding the foregoing, the Board’s Audit Committee may, in accordance with this Policy, grant an exception to this prohibition to an Insider who desires to pledge Company Securities as collateral for a loan. In

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making such determination, the Board’s Audit Committee shall consider relevant factors, including but not limited to:

•

The amount of pledged Company Securities outstanding at any time in relation to the total number of similar Company Securities outstanding and the market value and trading volume of such similar Company Securities;

•	The financial capacity of the borrower to repay the loan without resorting to using the pledged Company Securities; and
•

The terms of the proposed pledge arrangement, including loan to value ratio, the name of any other collateral securing the loan and the ability to substitute collateral or similar terms; provided, however, that no Company Securities may be pledged in a margin account.

Section 6.06 - Confidentiality

The unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could create serious problems. Insiders should not discuss internal Company matters, developments or confidential information obtained through a relationship of confidence as through the Company with anyone outside the Company, except as required in the performance of regular corporate, contracting or consulting duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company, which may be made by the financial press, investment analysts, or others in the financial community. It is important that all communications with such parties on behalf of the Company be made by the appropriate person under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Company’s Chief Executive Officer, Chief Financial Officer, or Senior Vice President- Director of Marketing.

When an Insider is involved in a matter or transaction which is sensitive and, if disclosed, could reasonably be expected to have an effect on the market price of the securities of the Company or any other company involved in the transaction, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure of such information. Such measures include the following:

•	maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;
•	avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;
•	not gossiping about the Company’s affairs; and
•	restricting the copying and distribution of sensitive documents within the Company.

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Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media.

Section 6.07 - Special Risks for the Company

The Company’s status as a financial institution holding company may create special risks with regard to sharing of confidential Company and/or customer information between the various lending and investment departments and subsidiaries controlled by the Company. The fact that the Company, its subsidiaries or third party brokerage providers, may offer, as applicable, investment or trust advice as well as commercial and consumer lending and underwriting services, may create special insider trading risks for the Company. For example, the Company’s wholly owned banking subsidiary, Bar Harbor Bank & Trust (the “Bank”), might obtain Material Non-Public Information concerning a publicly held company while assisting that customer with its capital financing needs. At the same time, the Company’s investment subsidiary or third party brokerage firm could be recommending and executing in the same company for the accounts of Bank customers. Because the Company’s status as a financial institution holding company creates risks for inappropriate disclosures of confidential information, the Company has developed a “Confidentiality Policy” that sets forth procedures to be followed to help avoid any question of impropriety. This Confidentiality Policy is made available to all directors, officers, and employees of the Company.

Section 6.08 - Open Orders with Brokers

Always use caution when placing open orders, such as limit orders or stop orders, with brokers. Open orders may result in the execution of a trade at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in Company Securities, which may result in inadvertent insider trading violations, violations of reporting requirements for Designated Officers and Directors, violations of this Policy and unfavorable publicity for you and the Company. As provided in Section 6.04, you may not place an open order with a broker to buy or sell Company Securities that has a duration in excess of two business days (unless made pursuant to a 10b5-1 Plan). If you are subject to black-out periods or pre-clearance requirements, inform any broker with whom you place any open order at the time it is placed.

Section 6.09 - Questions Regarding this Policy

If you are considering buying, selling, gifting, or otherwise transferring Company Securities and have questions regarding your responsibilities under this Policy, you should contact the Company’s Chief Financial Officer at 207-288-9343 (Internal Ext. 12213) or the Corporate Secretary at 207-288-2637 (internal extension 12226). The Company’s Chief Financial Officer or the Corporate Secretary will, in consultation with the Company’s Chief Executive Officer

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when necessary, determine whether the transaction might imply the improper use of confidential information or Material Non-Public Information in violation of this Policy.

Section 6.10 - Former Employees

Subject to additional terms, conditions or restrictions that may be set forth in an agreement between the

Company and a Designated Officer or Director:

•

Upon termination of the status of the Designated Officer or Director with the Company, the Designated Officer or Director (and his or her immediate family members) will no longer be prohibited from engaging in transactions in Company Securities during black-out periods (as described in Section 4.05)(provided that such Designated Officer or Director (and his or her immediate family members) shall continue to be subject to any black-out period in effect at the time of such termination), but all other trading prohibitions and restrictions detailed in this Policy (including mandatory pre-approval of any transactions in Company Securities) shall apply until the later of (i) the third full trading day following the public release of earnings for the quarter in which the status of the Designated Officer or Director with the Company terminates and (ii) the third full trading day after the earlier of (a) the public disclosure of any Material Non-Public Information known to the Designated Officer or Director or (b) any Material Non-Public Information possessed by the Insider has become public or is no longer material, as determined by the Company.

•

Upon termination of the status of any other Insider with the Company, trading prohibitions and restrictions detailed in this Policy will continue to apply until any Material Non-Public Information possessed by the Insider has become public or is no longer material, as determined by the Company.

Section 6.11 - Distribution

All new Insiders will be provided a copy of this Policy upon engagement or hire and be provided an opportunity to review its contents as part of their orientation process.

All employees will confirm their review and understanding of this Policy through the Company’s annual, automated policy review program.

Directors will review and discuss this Policy annually as a documented agenda item.

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EXHIBIT A

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Rule 10b-5 of the Exchange Act. In order to be eligible to rely on this defense, a person subject to the Insider Trading in Securities Policy (the “Policy”) of Bar Harbor Bankshares (together with its subsidiaries, collectively, the “Company”) must enter into a written contract, instruction or plan for transactions in Company Securities (as defined in the Policy) that meets certain conditions specified in the Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the Rule 10b5-1 Plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Policy, a Rule 10b5-1 Plan must be properly approved and meet the requirements of Rule 10b5-1, the Policy and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five trading days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

• You may not enter into, modify or terminate a Rule 10b5-1 Plan during a blackout period (as specified in the Policy) (including quarterly and other blackout periods described in the Policy) or otherwise while you are aware of material nonpublic information.

• For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption or modification of the Rule 10b5-1 Plan.

• For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

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Bar Harbor Bankshares and Subsidiaries Insider Trading in Securities Policy

• Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

• Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of Company Securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period.

• You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5 of the Exchange Act. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

• Officers and directors must include a representation to the Company in their Rule 10b5-1 Plan at the time of adoption or modification of such plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting such plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

The Company and the Company’s officers and directors must make certain disclosures in Securities and Exchange Commission filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director and officer (as defined in Exchange Act Rule 16a-1(f)) of the Company understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

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